Kingsway Announces Buy-Out of Management Services Agreement with 1347 Property Insurance Holdings, Inc.
Toronto, Ontario (February 24, 2015) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) announced today that its subsidiary, 1347 Advisors LLC (“Advisors”), has entered into a definitive agreement with 1347 Property Insurance Holdings, Inc. (“PIH”) to terminate the management services agreement which was put in place between the parties prior to the initial public offering of PIH and provides for Advisors to provide to PIH certain services, including forecasting, analysis of capital structure and reinsurance programs, consultation in future restructuring or capital raising transactions, and consultation in corporate development initiatives.

Pursuant to the transaction, which closed today, Advisors received the following consideration:

•	$2 million in cash;

•	$3 million of 8% preferred stock of PIH, redeemable in five years;

•
A Performance Shares Grant Agreement with PIH, whereby Advisors will be entitled to receive 100,000 shares of PIH common stock if at any time the last sales price of PIH’s common stock equals or exceeds $10 per share for any 20 trading days within any 30-trading day period; and

•	Warrants to purchase 1,500,000 shares of common stock of PIH with a strike price of $15, expiring in seven years.

Kingsway expects to record an estimated pre-tax gain of approximately $6.7 million during the first quarter of 2015 related to this transaction.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2013 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.